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                                                                   EXHIBIT 10.76

                                 DAVID W. DWYER



February 24, 1995



Big O Tires, Inc.
Attn:  Mr. Horst K. Mehlfeldt
11755 East Peakview Avenue
Englewood, CO  80111

Dear Horst,

At your request, but not for cause, I am involuntarily terminating my employment with Big O Tires, Inc. Accordingly, I an resigning as an Officer of Big O Tires, Inc. effective today, February 24, 1995 and as an employee effective March 10, 1995.

This letter sets forth our agreement with respect to certain matters relating to my resignation as discussed between us today. If you agree, please sign below.

     1. Severance Pay: As former Corporate Vice President, I will be entitled to severance pay of $10,000 upon my termination date of March 10, 1995.

     2. Continuation of Other Benefits: Big O will continue to provide medical, dental, life and AD&D insurance benefits according to the same policy. I understand that all other benefits and perquisites as specified in that policy will cease on March 10, 1995. I acknowledge that the benefits and perquisites which will cease on my termination date include the golf membership at Heatheridge Country Club, the car allowance and the Top Hat Disability Coverage.

          I am aware that if I am carrying Supplemental Life and Supplemental Accidental Death and Dismemberment insurance, I may address the continuation of those supplemental plans beyond by termination date by contacting the insurance carrier directly. I further understand that you will send to me special notice regarding my rights to continue medical benefits under COBRA following the date of cessation of coverage.

     3. Other Plans: The plan documents of other benefit programs, e.g. Employee Stock Ownership Plan, the Big O Tires, Inc. Director and Employee Stock Option Plan and the 401K Retirement Plan will govern my rights and benefits under those plans, subject to the following special provisions:

          Grant number 000015, covering 3,559 shares, granted January 14, 1992, at an option price of $5.15262, and

          Grant number 000026, covering 4,841 shares, granted April 16, 1993, at an option price of $12.25...

          shall both be 100% vested and shall be exercisable within six months of the date of this letter.

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     4.   Professional Out-Placement Assistance:  Big O Tires, Inc. will provide me with Professional Out Placement Assistance through a mutually agreeable out placement firm and reimburse that firm for actual expenses not to exceed Five Thousand Five Hundred Dollars ($5,500).

     5. Accumulated Vacation: Compensation for my earned vacation from January 1, 1995 through March 10, 1995 will be added to my last paycheck.

     6. Expenses and Company Property: I will submit my claim for expenses that I have incurred on behalf of the Company by March 10, 1995. I will also return any Company property before my termination date.

     7. Indemnification: Big O will indemnify and hold me harmless with respect to any liability, damage, cost or expense (including reasonable Counsel fees) incurred in connection with any threatened, pending or contemplated claim, action, suit, proceeding or investigation to which I am or was a party or threatened to be made a party by reason of having been an Officer or Employee of the Company to the full extent permitted by the Articles of Incorporation and By-Laws of Big O Tires, Inc.

     8. Confidentiality: I agree that I will treat as private and privileged any trade secrets and other information, data, figures, projections, estimates, customer lists, price lists, internal procedures, and the like and I will not release any such information to any person, firm, corporation or other entity, either by statement, deposition or as a witness, except upon direct written authority of a member of the Office of the CEO of Big O Tires, Inc. and Big O Tires, Inc. shall be entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosures of such information. This information will also include, without limitation, that which has been furnished to me by Big O with respect to its products and their marketing, distribution, pricing and application, that is confidential or proprietary and or which is subject to Copyright and Trademark protections.

          I agree that I will not at any time talk about, write about or otherwise publicize the terms or existence of this agreement with Big O Tires, Inc. or any fact concerning its negotiation, execution or implementation except as may be necessary to discuss such with my attorney or tax advisor. I will not testify or give evidence in any forum concerning my employment or termination of employment with Big O Tires, Inc. unless required by law.

     9.   Release:  (a)   In further consideration of the rights and obligations
          created by this Agreement, the receipt and sufficiency of which are hereby acknowledged, I, for myself, my heirs, personal representatives, successors and assigns, hereby fully and forever release and discharge Big O, its subsidiaries, affiliated, and each of them, as well as their officers, directors, shareholders, employees, agents, attorneys, successors, and assigns, from any and all claims, demands, obligations, actions, liabilities, and damages of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, that I may now have or claim at any future time to have, based in whole or in part upon any act or omission through the date of my resignation from employment with Big O, including without limitation those claims, demands, obligations, actions, liabilities, and damages arising from relating to or based upon my employment with Big O or separation from employment with Big O, except as provided herein. I do not release Big O from obligations under the severance package or the indemnification described above.

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          (b)  I agree that the release in subparagraph 9 (a) includes but is not limited to an express waiver of rights and claims under federal and state statutes that prohibit employment discrimination on the basis of sex, race, national origin, religion, disability and age, such as the Age Discrimination in Employment Act of 1987, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, and the Colorado Civil Rights Act, as well as all common law rights and claims, such as breach of contract, express or implied, tort, whether negligent or intentional, constructive discharge, and wrongful discharge. I agree that the benefits under this Agreement, which I accept by signing this Agreement and to which I would not otherwise be entitled, have value to me. I, after having been advised to consult with an attorney, affirm that I have been offered at least 21 days in which to consider executing this Agreement. I am further aware of my right to revoke the waiver of claims within 7 days after signing this Agreement. If I revoke the waiver of claims contained in this paragraph within 7 days after signing this letter, I shall immediately return to Big O all sums I have received pursuant to this Agreement and in that event this Agreement shall be of no further force or effect.

          (c) It is intended that this release be construed in the broadest possible manner, to further the intention of the parties that all potential disputes between them arising our of or connected to my employment with Big O be forever resolved.

     10. Release by Big O: In consideration of the rights and obligations created by this Agreement, the receipt and sufficiency of which are hereby acknowledged, Big O, for itself, its subsidiaries, affiliates, and each of them as well as their officers, directors, shareholders, employees, agents, attorneys, successors and assigns, hereby fully and forever releases and discharges me, my heirs, personal representatives, successors and assigns, from any and all claims, demands, obligations, actions, liabilities and damages of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected that Big O may now have or claim at any future time to have, based in whole or in part upon any act or omission through the date of my separation from employment with Big O, including without limitation those claims, demands, obligations, actions, liabilities, and damages arising from, relating to or based upon my employment with Big O or separation from employment with Big O.


Yours very truly,


/s/ David W. Dwyer
--------------------
    David W. Dwyer

Accepted, Big O Tires, Inc. by:


   /s/ Horst K. Mehlfeldt
   -----------------------
By:    Horst K. Mehlfeldt
       Vice Chairman

encl.

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